UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 11, 2009

Date of earliest event reported: December 11, 2009

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 19 Ardee Business Park

Hale Street

Ardee, Co. Louth, Ireland

(Address of principal executive offices, including zip code)

+353 41 685 6983

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Other Events

As Warner Chilcott plc (the “Company”) has previously disclosed, its acquisition of the global branded prescription pharmaceuticals business of The Procter & Gamble Company (“P&G”) on October 30, 2009 (the “PGP Acquisition”), constituted a change of control under a global marketing and collaboration agreement (the “Marketing Agreement”) between a P&G subsidiary acquired by Warner Chilcott and Sanofi-Aventis U.S. LLC (“Sanofi”) relating to the development and sale of risedronate products (including Actonel®). Pursuant to the Marketing Agreement, the change of control gives Sanofi the right to exercise an option to put its interest in the Marketing Agreement to Warner Chilcott at a fair market value to be determined by independent third party firms (the “Sanofi Put”). In conjunction with the closing of the PGP Acquisition, certain subsidiaries of the Company entered into senior secured credit facilities (the “Senior Secured Facilities”), which included a delayed-draw term loan facility in the amount of $350.0 million to be borrowed, if necessary, to discharge, in whole or in part, the obligations of the Company or its subsidiaries in connection with the exercise of the Sanofi Put.

In the event that Sanofi does not exercise the Sanofi Put, the Company is seeking an amendment to the Senior Secured Facilities that would allow the Company and its subsidiaries to use proceeds borrowed under the delayed-draw term loan facility or a new facility to repurchase or redeem its outstanding 8.75% Senior Subordinated Notes due 2015 (the “Notes”). The Company can offer no assurance that the Sanofi Put will not be exercised, that the Company will obtain an amendment to the Senior Secured Facilities or that the Company will elect to repurchase or redeem the Notes.

The information furnished pursuant to this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 hereto) is being furnished and shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by Warner Chilcott under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/s/ PAUL HERENDEEN
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: December 11, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release